Exhibit 99.1

Quantum Technologies Reports Fiscal 2011 Third Quarter Financial Results

IRVINE, Calif., March 18, 2011 /PRNewswire-FirstCall/ — Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leader in the development and production of advanced propulsion systems, energy storage technologies, alternative fuel vehicles and applications including hybrid, plug-in hybrid, and hydrogen and owner of an emerging portfolio of renewable energy farms, today reported its results for the third quarter of fiscal 2011. Conference call information is provided below.

Third Quarter and Nine Month Operating Results

Revenues increased $3.1 million, or 207%, from $1.5 million in the third quarter of fiscal 2010 to $4.6 million in the third quarter of fiscal 2011, and increased $4.9 million, or 68%, from $7.2 million in the first nine months of fiscal 2010 to $12.1 million in the first nine months of fiscal 2011. The increase in revenue for the third quarter and first nine months of fiscal 2011 is primarily due to increased development program revenue and initial product shipments to Fisker Automotive of components related to our Q-Drive TM hybrid drive systems. The first nine months of fiscal 2011 includes the activities of our wholly-owned subsidiary, Schneider Power, Inc., which was acquired on April 16, 2010. Schneider Power, reported as our Renewable Energy business segment, recognized $0.2 million and $0.6 million of revenue during the third quarter and first nine months of fiscal 2011, respectively, from energy sales and construction management services.

Our overall operating loss for the third quarter decreased $0.3 million, from $6.1 million in the third quarter of fiscal 2010 to $5.8 million in the third quarter of fiscal 2011, and remained the same, at $15.3 million, for the respective nine month periods. The decrease in operating loss for the third quarter of fiscal 2011 was primarily due to lower losses within the Electric Drive & Fuel Systems and Corporate segments, which were partially offset by higher general and administrative expenses within the Renewable Energy operating segment and an impairment charge within that segment.

Our revenue for the Electric Drive & Fuel Systems segment increased $3.0 million in the third quarter of fiscal 2011 compared to the prior year third quarter. Product sales for this segment increased $0.4 million, from $0.5 million in the third quarter of fiscal 2010 to $0.9 million in the third quarter of 2011, due to product shipments to Fisker Automotive and increased shipments of high pressure fuel storage tanks for natural gas applications. Contract revenue for the Electric Drive & Fuel Systems segment increased $2.6 million, or 260%, from $1.0 million in the third quarter of fiscal 2010 to $3.6 million in the third quarter of fiscal 2011. Contract revenue is derived primarily from system development and application engineering of our products under funded contracts with Fisker Automotive and other OEMs, aerospace programs and other funded contract work with the U.S. military and other government agencies. Operating loss for the Electric Drive & Fuel Systems segment improved $0.6 million, from $2.9 million in the third quarter of fiscal 2010 to $2.3 million in the third quarter of fiscal 2011, and improved $1.2 million, from $7.7 million in the first nine months of fiscal 2010 to $6.5 million in the first nine months of fiscal 2011. The decreased losses were primarily due to the higher revenues during the current year periods.

Revenue for the Renewable Energy segment during the third quarter of fiscal 2011 included $0.1 million of revenue from energy sales related to Schneider Power’s Providence Bay wind farm and $0.1 million of revenue from construction management services. The Renewable Energy segment had $1.5 million of operating expenses during the third quarter of fiscal 2011, which includes an impairment charge of $1.0 million recorded in the third quarter of fiscal 2011 due to the abandonment of the Spring Bay wind farm construction project. The operating loss for the Renewable Energy segment was $1.3 million during the third quarter of fiscal 2011.

Corporate segment expenses decreased by $1.1 million, from $3.2 million in the third quarter of fiscal 2010, to $2.1 million in the third quarter of fiscal 2011, and decreased by $0.9 million in the first nine months of fiscal 2011, from $7.6 million in fiscal 2010 to $6.7 million in fiscal 2011. The higher Corporate segment expenses in fiscal 2010 were primarily due to professional fees incurred in connection with our acquisition of Schneider Power and other administrative expenses. Corporate segment expenses reflect the general and administrative expenses that indirectly support our Electric Drive and Fuel Systems and Renewable Energy operating segments and consist primarily of personnel costs, share-based compensation costs, and general and administrative costs for executives, finance, legal, human resources, investor relations and the board of directors. Share-based compensation expense was $0.9 million and depreciation and amortization expense was $1.3 million for the first nine months of fiscal 2011. Cash used from operations during the third quarter of fiscal 2011 was $2.8 million.

Our fiscal 2011 financial statements include fair value adjustments for the bifurcation of the derivative liabilities associated with i) a written put option held by our senior lender, ii) embedded conversion features under bridge term loans amended in January 2011, and iii) certain common stock purchase warrants. Fair value adjustments of the derivative instruments, which are recorded as non-cash unrealized gains or losses, amounted to a $0.7 million gain in the third quarter of fiscal 2011, compared to a gain of $24.9 million in the third quarter of fiscal 2010. The share price of our common stock is the primary underlying variable that impacts the value of the derivative instruments. Additional factors include the volatility of our stock price, our credit rating, discount rates, and stated interest rates. The gain in each of fiscal 2010 and fiscal 2011 was primarily attributable to the decrease in our common stock share price during those respective three month periods. Also reflected in our financial statements for the third quarter of fiscal 2011 is a loss on modification of debt and derivative instruments of $1.5 million due to an implied exchange of certain existing debt instruments held by our senior lender with new debt instruments and an implied exchange of our bridge notes. In the third quarter of fiscal 2010, a loss on modification of derivative instruments of $5.1 million was recognized due to the implied exchange of the debt instruments held by our senior lender in connection with obtaining our senior lender’s consent for our acquisition of Schneider Power and for amendments made during the period to certain of the debt instruments held by our senior lender.

During the third quarter and first nine months of fiscal year 2011, we recognized income of $0.3 million and $0.4 million from our net equity in earnings of our affiliates, which relates primarily to the operating results of our German affiliate, Asola.

We reported a net loss of $7.8 million in the third quarter of fiscal 2011, compared to net income of $14.1 million in the third quarter of fiscal 2010. The large fluctuation in net loss was primarily due to a $24.9 million non-cash unrealized gain attributable to the change in the value of our derivative liabilities that was recognized in the third quarter of fiscal 2010. The Company’s net loss for the first nine months of fiscal 2011 decreased $30.0 million, from $40.8 million for the first nine months of fiscal 2010 to $10.8 million in the first nine months of fiscal 2011. The large decrease in net loss for the nine month period is primarily attributable to the significant fluctuation in the fair value of our derivative liabilities and a $14.6 million loss on modification of debt instruments that was recognized in the first nine months of fiscal 2010.

Alan P. Niedzwiecki, President and CEO, stated, “We continue to see positive trends within our Electric Drive and Fuel Systems segment, with growing revenues and improved operating income. This performance is being driven by our development and production activities related to the Fisker Karma program as well as increased revenues and diversified customer base in natural gas vehicle programs. Mr. Niedzwiecki continued, “We have recently announced several new purchase contracts from large US natural gas vehicle integrators and a $10 million contract from a major OEM related to our advanced fuel system technologies.”

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2010	2011	2010	2011
	(unaudited)		(unaudited)
Statements of Operations:

Revenue:
Net product sales	$474,803	$952,662	$1,086,960	$2,431,736
Contract revenue	1,004,633	3,652,863	6,141,362	9,618,902

Total revenue	1,479,436	4,605,525	7,228,322	12,050,638

Costs and expenses:
Cost of product sales	329,189	754,258	1,190,732	2,191,898
Research and development	2,939,888	5,127,202	10,244,100	13,246,509
Selling, general and administrative	4,297,651	3,525,066	11,056,749	10,896,878
Impairment of long-lived assets	—	966,811	—	966,811

Total costs and expenses	7,566,728	10,373,337	22,491,581	27,302,096

Operating loss	(6,087,292)	(5,767,812)	(15,263,259)	(15,251,458)

Interest expense, net	(769,206)	(1,445,914)	(2,222,422)	(2,637,512)
Fair value adjustments of derivative instruments, net	24,902,000	717,000	(9,930,000)	8,199,000
Loss on modification of debt and derivative instruments, net	(5,076,000)	(1,513,359)	(14,615,000)	(1,513,359)
Gain on settlement of debt and derivative instruments, net	1,123,610	9,929	722,239	9,929
Equity in earnings of affiliates, net	64,000	278,088	551,000	424,043
Other income (expense), net	(7,308)	—	(27,774)	17,212

Income (loss) from operations before income tax expense	14,149,804	(7,722,068)	(40,785,216)	(10,752,145)
Income tax expense	(959)	(30,457)	(3,000)	(69,787)

Net income (loss) attributable to stockholders	$14,148,845	$(7,752,525)	$(40,788,216)	$(10,821,932)

Per share data - Net income (loss):
Basic	$2.00	$(0.82)	$(6.65)	$(1.17)
Diluted	$0.42	$(0.82)	$(6.65)	$(1.17)
Weighted average shares outstanding:
Basic	7,074,382	9,400,332	6,135,688	9,269,542
Diluted	8,627,803	9,400,332	6,135,688	9,269,542

Cash Flow Information:

Depreciation and amortization	$298,547	$432,275	$942,830	$1,310,264
Net cash used in operating activities	(1,826,960)	(2,764,773)	(11,061,858)	(11,370,679)
Net cash used in investing activities	(640,330)	(80,165)	(1,164,353)	(1,452,477)
Net cash provided by financing activities	10,054	1,578,853	13,726,269	11,218,545

		April 30,	January 31,
		2010	2011
		(Unaudited)
Balance Sheet Information:

Cash and cash equivalents		$4,026,882	$2,468,357
Working capital (deficit)		(11,176,576)	(33,532,116)
Total assets		73,018,127	72,085,846
Derivative instruments:
Current		12,547,000	8,026,000
Non-current		6,669,000	503,000
Long-term debt, less current portion		21,133,928	1,403,529
Total equity		24,002,934	27,017,930

Financial Results Call Scheduled:

Friday, March 18, 2011 1:30 p.m. Pacific time (4:30 p.m. Eastern time)

Conference Call Number: (706) 679-1155; Conference ID # 53323012

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins.

For those of you unable to join us at this time, a playback of this call will be available via telephone approximately two hours after the call until March 25, 2011 at 11:59 p.m. Pacific time. The number for this service is (706) 645-9291. The call will also be available on the Company’s Investor Relations web page:

http://www.qtww.com/about/investor_information/conference_calls/index.php.

For assistance, please call Elaine Lovre at (206) 315-8242.

About Quantum

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum’s wholly owned subsidiary, Schneider Power Inc., complements Quantum’s emerging renewable energy presence through the development and ownership of wind and solar farms. Quantum’s portfolio of technologies includes electronic controls, hybrid electric drive systems, hydrogen storage and metering systems, and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and natural gas vehicles. Quantum’s powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, alternative fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum’s customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

More information can be found about Quantum’s products and services at www.qtww.com.

Forward-Looking Statements

All statements included in this press release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Forward-looking statements can generally be identified by words such as “may,” “could,” “will,” “should,” “assume,” “expect,” “anticipate,” “plan,” “intend,” “believe,” “predict,” “estimate,” “forecast,” “outlook,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology. Although we believe the expectations and intentions reflected in our forward-looking statements are reasonable, we cannot assure you that these expectations and intentions will prove to be correct.

Various risks and other factors including those risks and uncertainties identified in the “Risk Factors” section of our Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 4, 2011 could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements.

Many of the risk factors are beyond our ability to control or predict. You should not unduly rely on any of our forward-looking statements. These statements are made only as of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained herein or in our public filings.

For more information regarding Quantum, please contact:

Investor Relations

Brion D. Tanous

Principal, CleanTech IR, Inc.

Email: btanous@cleantech-ir.com

(310) 541-6824

Dale Rasmussen

+1-206-315-8242

Email: drasmussen@qtww.com

(C)2011 Quantum Fuel Systems Technologies Worldwide, Inc.
17872 Cartwright Road, Irvine, CA 92614
Phone 949-399-4500 Fax 949-399-4600